Exhibit 9

February 18, 2005


The Prudential Insurance Company of America
751 Broad Street
Newark, New Jersey 07102-3777

Gentlemen:

In my capacity as Vice President and Senior Corporate Counsel, Variable Products, Law Department of The Prudential Insurance Company of America, I have reviewed the establishment of the Prudential Individual Variable Contract Account (the "Account") on October 12, 1982, by the Board of Directors of The Prudential Insurance Company of America ("Prudential") as a separate account for assets applicable to certain variable annuity contracts, pursuant to the provisions of Section 17B:28-7 of the Revised Statutes of New Jersey. I was responsible for oversight of the preparation and review of the Registration Statement on Form N-4, as amended, filed by Prudential with the Securities and Exchange Commission (Registration No. 2-80897 under the Securities Act of 1933 and the Investment Company Act of 1940 for the registration of certain variable annuity contracts issued with respect to the Account.

I am of the following opinion:

     (1) Prudential was duly organized under the laws of New Jersey and is a validly existing corporation.

     (2) The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of New Jersey law.

     (3) The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the qualified variable annuity contracts is not chargeable with liabilities arising out of any other business Prudential may conduct.

     (4) The variable annuity contracts are legal and binding obligations of Prudential, in accordance with their terms.


In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                        Very truly yours,


                                                        /s/Clifford E. Kirsch
                                                        Clifford E. Kirsch, Esq.